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                                     EXHIBIT 23.2



                  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 4 to the Registration Statement (Form S-3, No.33-56610) and related Prospectus of IMPCO Technologies, Inc. for the registration of 1,064,375 shares of its common stock and 150,000 warrants to purchase its common stock and to the incorporation by reference therein of our report dated June 27, 1997 except for Note 14 as to which the date is August 11, 1997, with respect to the consolidated financial statements and schedule of AirSensors, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 1997 filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP

                                       /s/ Ernst & Young LLP




Los Angeles, California
October 14, 1997